Kazoo

B2B mobile SOS technology that saves lives through enhanced 911 connectivity. Transforms any smartphone into a personal safety lifeline to ensure total peace of mind for tens of millions of users worldwide.


kazoo

Invest

$99.76 minimum investment

Deadline September 9, 2021
in 2 months

Unit Price
$1.72

Total Raised
$0

Valuation
$6,990,326

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

Pitch Updates Discussion

DEAL HIGHLIGHTS

- Over $610,000 already raised from the founders and 381 Reg CF investors.
- Award-winning UI team has designed apps for Apple, Twitter, Snapchat, and Kanye West.
- Partnered with #1 mobile app development company in the world - our world class engineering team has built apps for Infiniti, Microsoft, and Warner Music.
- Signed tech partnership agreement with RapidSOS (#1 emergency technology company) for enhanced connectivity to 250M+ mobile devices.
- Vetted by AT&T/FirstNet to enter into their App Developer Certification program for the nation's only ecosystem for public safety.
- Signed marketing channel partnership agreement with national nonprofit to access an immediate audience of over 300K users upon Kazoo product launch.

RapidSOS

> *"Together with innovative companies like Kazoo, certified as RapidSOS Ready, we're providing people with an added layer of safety and security and we're supporting our heroic first responders in saving millions of lives annually."*
>
> — Michael Martin, CEO of RapidSOS
> Trusted data provider for over 4,800 public safety agencies worldwide, $107M funding

RapidSOS

PROBLEM

More Than One Million 911 Calls Sent to Wrong 911 Center Each Year, Require Transfer

More than 240 million 911 calls are made annually. Every single day, tens of thousands of these calls are sent to the wrong emergency call center due to call routing errors. The misrouted calls then have to be transferred to the correct jurisdiction before help can be sent.

A recent NBC segment below showcases how call routing errors occur. This is an urgent problem that requires an immediate solution. **Kazoo provides the solution nationwide.**

problem


4 I-TEAM
Wireless Calls to 911 Frequently Route to
WRONG CALL CENTER

SOLUTION

Perfect Call Routing via Kazoo

Kazoo enables victims to connect to 911 and automatically relay precise pinpoint location data to first responders. Kazoo's technology ensures accurate call routing every single time—which results in speedier response times that victims so desperately need.

App


Kazoo made the world's first SOS app that instantly alerts loved ones, live streams video, pinpoints your location, and connects with 911—on one screen, in seconds.

PRODUCT

All-in-one safety solution, in seconds

The screens below demonstrate how Kazoo's life-saving technology works. When you tap SOS (left), your emergency contacts (right) see an instant broadcast of the scene and have (7) vital data points and functions at their fingertips.

all-in-one



Person in Crisis
Emergency Contact
SOS Voice Call
Starting an SOS voice call and alerting your emergency contacts.
3
Slide to Start
Cancel Call
Pinpoint exact location of PIC
Open map on same screen
Incoming phone # for 911
Connect to 4,800 emergency call centers
Share live link with first responders
Take photos of unfolding incident
Communicate with PIC
2190 Liberty Avenue
Bettie French
call 911
Bill Richards
Did you call 911?
Bob Mathis

The screens below show a real-life scenario where a victim taps the SOS button. A live stream is instantly broadcast to their emergency contacts, who then call 911 on their behalf.

The 911 dispatcher instantly receives all of the victim's vital information (name, phone number, longitude/latitude coordinates), while the emergency contact describes what's going on at the scene. All of this happens in under 30 seconds.

live-emergency-streaming



Live emergency streaming
Person in Crisis
Emergency Contact
630 Lauriane Lodge Suite 805
290 Liberty Avenue Presidio, CA
call 911

Much more than just a safety app

Kazoo keeps you safe—and connected. We combined 50+ powerful and unique location-based social features in a way that has never been done before.

features

Kazoo combines powerful safety features, secure group communications, and location-based services that provide increased peace of mind


kazoo SOS
kazoo Find
kazoo Social
kazoo Groups
My Family
Rockefeller Center
Select a circle
Create a new circle
Join a circle

features

Just some of what you can do with Kazoo Mobile

Instant Safety
Send an SOS to alert loved ones, relay pinpoint location, livestream video, and get enhanced connectivity to 911.

Group Chats
Text, call, livestream, and share location with all of your friends, family and social circles.

Lifestyle Alerts
Set time- and location-based alerts for select contacts. Get instantly notified if parameters are not met.

Integrated Navigation
Get around town quickly and easily with built-in navigation.

UBER
Rideshare Integration
With one tap, order an Uber, share location tracking with contacts and trigger SOS livestream in an emergency.

Battery Alerts
Automatically notify select contacts when your phone is low on battery.

Event Planning
Create one-time and recurring events. See location of attendees without needing to ask.

Video Chat
Livestream video to individuals and groups. Option to record and save locally on your device.

Secure Encryption
1024 bit SSL encryption and HIPAA compliant to ensure your data is completely private.

Everywhere you look, Kazoo is needed

Everything we do in our daily lives requires the location-based technology found in Kazoo. Kazoo combines the power of dozens of apps into one, while also providing many unique safety and lifestyle features not found anywhere else.

location services

Location-based technology in our daily lives

Kazoo developed technology that's an extension of how people live


LOCATION SERVICES
SOCIAL
• Time-based meetups with friends & family
• Dating & social media
• Sharing live moments & group updates
• Event planning & coordination
SAFETY
• Traffic accidents
• Roadside assistance
• Ridesharing
• Personal assaults
• Natural disasters
• Other emergency incidents
COMMUNICATIONS
• Child/family check-ins
• Coordinating meetups
• Text, video chat messaging with groups
• Travel & transportation

Leaning into the future of smart devices

Kazoo's product roadmap includes migration towards Web 3.0 (interconnectivity between smartphones, smart medical devices/wearables, car telematics, home security systems and more). The Kazoo platform will provide preemptive safety and security capabilities for users across all types of mobile devices, allowing for maximum market penetration.

kazoo emergency platform


Kazoo's turnkey SOS platform connects into 4,800 emergency call centers nationwide
Smartphone
Wearables
Connected Car/ Ridesharing
Internet of Things
Home Security
kazoo
EMERGENCY PLATFORM
• Precise location
• Livestream video
• Type of emergency
• Vehicle telematics
• Voice
• Multimedia (photo, video)
• Demographic data
Emergency Contacts
Emergency Medical Services (EMS)
First Responders
9-1-1 Dispatchers

MEDIA

Learn more about Kazoo's technology platform in this exclusive interview with Peter Goodman, Kazoo CEO, and Brian Belley, founder of Crowdwise.

investor-panel


INVESTOR PANEL
featuring...
kazoo
INTERVIEW OF
Peter J. Goodman
CEO of Kazoo
Brian Belley
Founder of Crowdwise
Peter J. Goodman
CEO of Kazoo
FRIDAY, APRIL 9, 2021

STRATEGIC PARTNERSHIPS

Partnered with #1 public safety tech company, RapidSOS

In an emergency, RapidSOS links life-saving data from any connected device or mobile app to 911 and first responders. This helps first responders receive accurate information – such as your name and pinpoint location – in real-time, so that they can respond to emergencies faster and more effectively.

Kazoo is certified as RapidSOS Ready, which means that our users can securely and automatically send their Kazoo data to 911 and first responders in any emergency situation. RapidSOS (and therefore, Kazoo) supports more than 4,800+ emergency call centers across the nation with 92%+ coverage.

Rapid SOS Partnership


kazoo RapidSOS
Kazoo users can securely connect their life-saving data to over 4,800 public safety agencies nationwide.
Kazoo is certified as RapidSOS Ready
RapidSOS Ready

GO-TO-MARKET STRATEGY

Built for rapid growth

Kazoo's monetization model revolves around a rapid-growth B2B white label strategy. Companies with millions of users can integrate Kazoo's turnkey all-in-one location-based safety and social technology into their existing apps to:

- Turn their basic apps into sticky lifestyle and safety apps that customers use and rely upon every day
- Increase revenue via paid subscriptions
- Increase market share by attracting new customers
- Improve customer retention
- Gain a competitive edge against competitors that offer only basic app functionality
- Provide additional value to customers beyond core products and services
- Build long-term brand value by demonstrating corporate commitment to personal and family safety

customers


Business-to-Business Target Customers
Developed with the safety of the end user in mind, Kazoo's scalable technology (for companies) is deployed to tens of millions of *their* customers.
Telcos
AT&T
Verizon
T-Mobile
Deutsche Telekom
Vodaphone
Nippon Telegraph & Telephone Corp
Theme Parks
Disney
Merlin Entertainment
Universal Parks
Six Flags
SeaWorld Parks
Parques Reunidos
Cruise Lines
Royal Caribbean
Celebrity Cruises
Norwegian Cruise Line
Carnival Cruise Line
Viking Ocean Cruises
Princess Cruises
Home Security Companies
Vivant
Guardian
ADT
Brinks
Monitronics
Vector Security

strategy


Business-to-Business White Label Strategy
Telcos
3.5 billion smartphone subscribers worldwide
Theme Parks
521 million visitors annually (worldwide)
Cruise Lines
30 million passengers annually (worldwide)
Home Security Companies
41.2 million households
Cricket Wireless
Circles
kazoo
Disney
ConnectNow
kazoo
Royal Caribbean
SafetyNet
kazoo
Vivant
TrustNet
kazoo

BUSINESS MODEL

Subscription pricing

Our total addressable market in the U.S. is $285B, and we've targeted a $12B serviceable market. Our scalable and cost-efficient go-to-market strategy focuses on national channel partners to reach millions of end-users.

Our B2B pricing strategy includes a one-time integration fee, plus a tiered monthly per-user fee. This approach provides a consistent revenue stream for Kazoo while minimizing barrier-to-entry friction. To increase market penetration, our business model also includes a B2C subscription strategy.

pricing-chart

MARKET	DESCRIPTION	PRICING
B2B	Integration + white label + per user fees	$15K integration fee + $100K white label fee + $1/mo. per user fees
B2C	Recurring revenue subscription	$6.99/mo. $69.99/yr.

PRODUCT DEMO

Built for Immediate Market Penetration

Take a sneak peek at Kazoo's 50+ social and safety features in our short 3-minute product demo video.

demo


Take an App Tour
Made for 3.5 billion users
kazoo

TEAM

Powered by a track record of success

Kazoo's proven entrepreneurial leadership team has brought over a dozen mobile and SaaS-based products and companies to the vanguard of innovation within their respective industries. Our world-class team of award-winning designers and engineers has led projects for global companies like Apple, Twitter, Microsoft, and even Kanye West.

investing


Investing in Kazoo
puts you on a team that has worked with the best in the business
UX/UI Design Team
Engineering Team
HERMÈS
Microsoft
JAGUAR
LAND ROVER



Peter J. Goodman

CEO

Peter brings the Kazoo vision to life. A lifelong entrepreneur with a strong track record of building and launching rapid-growth SaaS companies in the healthcare, technology, and mobile app sectors, Peter oversees all of Kazoo's day-to-day operations, including UI/UX design, product engineering and development, release schedules, product roadmaps, channel partnerships, and corporate messaging. Prior in his career, as founder and CEO of an international venture capital funded software development company, he turned a simple desktop application into an algorithmic and scalable enterprise staff scheduling technology platform; this platform is now used by more than 1,200 medical institutions worldwide. His vast experience with mobile app and application development, advertising, branding, messaging, digital marketing, project management, and architecting and designing custom web-based applications fuels his drive for Kazoo to reach mass adoption on a global scale. Peter received his M.A. from The Johns Hopkins University and a B.A from Washington University in St. Louis.



Jake Frey

Head of Product Design

As Head of Product Design, Jake is a creative, dedicated mobile app designer committed to building world-class products that are aesthetically and functionally appealing for all users. Jake is Founder and Creative Director of Dream Team, whose clients include Apple, Twitter, Snapchat, Hermès, and Kanye West. Working with top tech companies, he has also built Apple Pay with Apple, Twitter Commerce with Twitter and products for iOS, Android, Google Glass, and Apple Watch. As the former Creative Director of Fancy, he worked to create an app that grew to 15 million users and raised $100 million, as well as being named one of the best apps of the year in the Apple and Google App Stores.



Scott Woldin

Head of Marketing

Scott is responsible for all branding and design for both corporate and consumer marketing. Scott is highly trained and experienced in developing corporate identities and multi-layered advertising campaigns. He has led the creative efforts of agencies in large markets such as Chicago, Charlotte, Louisville, and Washington, D.C., with a client roster including Sprint PCS, Motorola, YUM! Brands, and the NFL Players Club, to name a few. Formerly serving as the Art Director of One Alliance Communications, an independent creative agency, Scott led the concept development and layout team in all areas of print, outdoor, broadcast, and interactive advertising and design, taking each project from initial meeting to end product.



Laurie Johnston

Head of Finance

As Head of Finance for Kazoo, Laurie is an experienced financial executive with a focus on and expertise in fast-growth tech companies. She has helped secure millions in venture capital and private equity funding while also being a member of multiple management teams over her career. While working as VP of Finance at SOALogix, Laurie worked with the president to secure over $10M in equity financing and private investors, as well as leading the effort with senior management in the development and preparation of 12 to 60-month budgets and financial projections. Laurie has also developed sophisticated financial modeling and cash flow forecasting, including accrual-based financial projections for profit and loss, balance sheets, and cash flow statements.

USE OF PROCEEDS

If the offering's maximum amount of $307,801 is raised:

Use	Value	% of Proceeds
Marketing	$50,000	16.2%
Product Development	$150,000	48.7%
Payroll	$80,455	26.1%
Technology Infrastructure	$12,264	4.0%
Intermediary fees	$15,082	4.9%

TERMS

This is an offering of Series B units, under registration exemption 4(a)(6), in Kazoo LLC. This offering must raise at least $10,000 by September 9, 2021 at 12:58am ET. If this offering doesn't reach its *target*, then your money will be refunded. Kazoo may issue additional securities to raise up to $307,801, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,243,097 units
× $1.72 per unit
$7,298,127 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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- LinkedIn

UPDATES

Jul 8, 2021 • Primary offering of 178,954 units at $1.72

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